Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Incline Capital Trend Following Fund, a series of Northern Lights Fund Trust and to the use of our report dated March 28, 2011 on the financial statements of the Incline Capital Trend Following Fund, a series of Northern Lights Fund Trust

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 27, 2012